Exhibit 13.(iv)(b)

FORM OF EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT, dated [___] as may be amended from time to time, is between The Hartford Mutual Funds, Inc. (the “Company”), on behalf of The Hartford International Equity Fund (the “Fund”), and Hartford Funds Management Company, LLC (the “Adviser”).

WHEREAS, the Board of Directors of the Company (collectively, the “Board”) has appointed the Adviser as the investment adviser of the Fund pursuant to an Investment Management Agreement between the Company, on behalf of the Fund, and the Adviser; and

WHEREAS, the Company and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Fund;

NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

1.	For the period commencing March 1, 2018, through October 31, 2019, the Adviser hereby agrees to reimburse Fund expenses to the extent necessary to maintain the total net annual operating expenses, exclusive of “Excluded Expenses,” as that term is defined under Section 2 below, specified for the class of shares of the Fund listed on Schedule A.

2.	The term “Excluded Expenses” for purposes of Section 1 of this Agreement shall mean: taxes; interest expenses; brokerage commissions; acquired fund fees and expenses; extraordinary expenses.

3.	Any reimbursements to the Fund by the Adviser, as required under the terms of this Agreement, are not subject to recoupment by the Adviser.

4.	This Agreement reflects the expense limitation arrangements for Class T even though Class T shares currently are not offered for sale by the Fund.

5.	The Adviser understands and intends that the Fund will rely on this Agreement: (a) in preparing and filing amendments to the registration statements for the Company on Form N-1A with the Securities and Exchange Commission; (b) in accruing the Fund’s expenses for purposes of calculating its net asset value per share; (c) reflecting the Fund’s net operating expenses in the Fund’s financial statements and other documents.

6.	This Agreement supersedes any similar previous agreement between the parties and may be amended or modified by mutual written consent of the Adviser and the Board.

7.	This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.

Name:

Title:

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

Name:

Title:

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SCHEDULE A

Fund	Total Net Annual Operating Expense Limit (as a percent of average daily net assets)
Hartford International Equity Fund	Class A: 1.04%
Class T: 1.04%
Class C: 1.79%
Class I: 0.74%
Class Y: 0.65%
Class F: 0.54%
Class R3: 1.26%
Class R4: 0.96%
Class R5: 0.66%
Class R6: 0.54%

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